F I R S T   B U S E Y   C O R P O R A T I O N
A N N O U N C E S
2 0 2 6
F I R S T
Q U A R T E R
E A R N I N G S
Q 1  |  2 0 2 6

www.busey.com
INVESTOR CONTACT: Christopher H.M. Chan, Chief Financial Officer | 913-647-9825
LEAWOOD, KS, April 28, 2026 (GLOBE NEWSWIRE) – First Busey Corporation (Nasdaq: BUSE) Announces 2026 First Quarter Earnings.

Net Income	Diluted EPS	Net Interest Margin[1]	ROAA[1]	ROATCE[1]
$50.0 million $63.2 million (adj)[2]	$0.52 $0.67 (adj)[2]	3.77%[2] 3.64% (adj)[2]	1.12%[2] 1.42% (adj)[2]	11.10%[2] 14.12% (adj)[2]

MESSAGE FROM OUR CHAIRMAN, PRESIDENT & CEO	CONTENTS
Busey posted strong results this quarter with adjusted diluted EPS of $0.67, up 17.5% year-over-year, and continued strong profitability as adjusted return on average assets[2] improved by 33 basis points to 1.42% and adjusted ROATCE improved by 287 basis points to 14.12%. Net interest margin[2] continued its expansion, up 6 basis points quarter-over-quarter, to 3.77%. Wealth management fee income had another record quarter, with net inflows offsetting lower market valuations and sustaining relatively stable assets under care. Expenses remained well controlled as we identified, and executed on, additional synergies related to the CrossFirst acquisition, with the efficiency ratio improving 390 basis points from last year, to 54.8%. Capital remained strong with Common Equity Tier 1 Capital to Risk Weighted Assets[3] at 12.31%, even after significant share repurchases of $65.6 million during the quarter. Tangible book value per common share[2] grew 8.2% year-over-year to $20.14. As expected, loan and deposit balances were down seasonally. Credit remained strong with non-performing assets down 14.0% quarter-over-quarter and the ratio of allowance to loans was stable at 1.26%. As we look ahead to the rest of the year, we have significant momentum with the addition of talent to the organization, and new business pipelines are building. With robust capital and ample liquidity, Busey remains well positioned to drive meaningful value for our associates, clients, communities, and shareholders in this volatile macro environment.
Van A. Dukeman
Chairman, President and CEO of First Busey Corporation
	Financial Results	1
	Balance Sheet Strength	7
	Corporate Profile	11
	Non-GAAP Financial Information	13
	Forward-Looking Statements	18
	End Notes	19

FINANCIAL RESULTS
First quarter 2026 net income for First Busey Corporation, together with its consolidated subsidiaries (“Busey,” the “Company,” “we,” “us,”, or “our”) was $50.0 million, or $0.52 per diluted common share, compared to net income of $60.8 million, or $0.63 per diluted common share, for the fourth quarter of 2025, and a net loss of $(30.0) million, or $(0.44) per diluted common share, for the first quarter of 2025. Annualized return on average assets2 and annualized return on average tangible common equity2 were 1.12% and 11.10%, respectively, for the first quarter of 2026. During the first quarter of 2026, salaries, wages, and employee benefits expenses were elevated as Busey identified, and executed on, additional synergies related to the CrossFirst Bankshares, Inc. (“CrossFirst”) acquisition and also due to the previously announced departure of Michael J. Maddox.
Adjusted net income available to common stockholders,2 which excludes the impact of non-GAAP adjustments, was $58.6 million, or $0.67 per diluted common share, for the first quarter of 2026, compared to $60.6 million, or $0.68 per diluted common share, for the fourth quarter of 2025 and $39.9 million, or $0.57 per diluted common share, for the first quarter of 2025. Annualized adjusted return on average assets2 and annualized adjusted return on average tangible common equity2 were 1.42% and 14.12%, respectively, for the first quarter of 2026.
Pre-provision net revenue2 was $67.7 million for the first quarter of 2026, compared to $80.6 million for the fourth quarter of 2025 and $28.7 million for the first quarter of 2025. Pre-provision net revenue to average assets2 was 1.52% for the first quarter of 2026, compared to 1.75% for the fourth quarter of 2025, and 0.78% for the first quarter of 2025.
Adjusted pre-provision net revenue2 was $84.4 million for the first quarter of 2026, compared to $85.4 million for the fourth quarter of 2025 and $54.7 million for the first quarter of 2025. Adjusted pre-provision net revenue to average assets2 was 1.89% for the first quarter of 2026, compared to 1.85% for the fourth quarter of 2025 and 1.50% for the first quarter of 2025.
First Busey Corporation (BUSE) | 2026 Q1 — 1

CONDENSED CONSOLIDATED STATEMENTS OF INCOME (unaudited)

	Three Months Ended
(dollars in thousands, except per share amounts)	March 31, 2026	December 31, 2025	March 31, 2025(i)
Total interest income	$225,485	$235,094	$166,815
Total interest expense	71,516	77,536	63,084
Net interest income	153,969	157,558	103,731
Provision for credit losses	3,058	2,435	45,593
Net interest income after provision for credit losses	150,911	155,123	58,138
Total noninterest income	42,265	42,691	21,223
Total noninterest expense	129,519	120,320	112,030
Income (loss) before income taxes	63,657	77,494	(32,669)
Income taxes	13,676	16,744	(2,679)
Net income (loss)	49,981	60,750	(29,990)
Dividends on preferred stock	4,589	4,590	—
Net income (loss) available to common stockholders	$45,392	$56,160	$(29,990)

Basic earnings (loss) per common share	$0.52	$0.63	$(0.44)
Diluted earnings (loss) per common share	$0.52	$0.63	$(0.44)
Effective income tax rate	21.48%	21.61%	8.20%
___________________________________________
(i)Beginning in the second quarter of 2025, Busey revised its presentation, for all periods presented, to reclassify the provision for unfunded commitments out of total noninterest expense and into the provision for credit losses.
Busey views certain non-operating items, including acquisition-related expenses, restructuring charges, and nonrecurring strategic events, as adjustments to net income reported under U.S. generally accepted accounting principles ("GAAP"). We also adjust for net securities gains and losses to align with industry and research analyst reporting. The objective of our presentation of adjusted earnings and adjusted earnings metrics is to allow investors and analysts to more clearly identify quarterly trends in core earnings performance. Pre-tax non-GAAP adjustments to net income were as follows:

	Three Months Ended
(dollars in thousands)	March 31, 2026	December 31, 2025	March 31, 2025
PRE-TAX NON-GAAP ADJUSTMENTS TO NET INCOME
Net securities (gains) losses	$940	$667	$15,768
Provision for credit losses	—	—	45,572
Salaries, wages, and employee benefits	16,124	4,027	15,878
Data processing	80	294	2,302
Net occupancy expense of premises	—	4	—
Professional fees	119	131	7,294
Other noninterest expense	377	360	552
Total pre-tax non-GAAP adjustments to net income	$17,640	$5,483	$87,366
For more information and a reconciliation of non-GAAP measures—which are identified with the End Note labeled as 2—in tabular form, see "Non-GAAP Financial Information" beginning on page 13.
First Busey Corporation (BUSE) | 2026 Q1 — 2

Net Interest Income and Net Interest Margin2
Busey’s average balances, annualized yield rates, and net interest margins are presented in the tables below:

	Three Months Ended
	March 31, 2026			December 31, 2025
(dollars in thousands)	Average Balance	Income/ Expense	Yield/ Rate(vi)	Average Balance	Income/ Expense	Yield/ Rate(vi)
ASSETS
Interest-bearing bank deposits and federal funds sold	$139,204	$1,222	3.56%	$417,451	$4,101	3.90%
Investment securities(i)(ii)	2,918,240	23,289	3.24%	2,872,518	22,527	3.11%
Restricted bank stock	81,619	880	4.37%	77,006	783	4.03%
Loans held for sale	5,072	73	5.84%	8,705	128	5.83%
Portfolio loans(i)(iii)	13,521,631	200,898	6.03%	13,565,320	208,415	6.10%
Total interest-earning assets(i)	16,665,766	$226,362	5.51%	16,941,000	$235,954	5.53%
Noninterest-earning assets	1,394,454			1,368,250
Total assets	$18,060,220			$18,309,250

LIABILITIES AND STOCKHOLDERS’ EQUITY
Interest-bearing transaction deposits	$3,124,068	$12,505	1.62%	$3,207,478	$13,809	1.71%
Savings and money market deposits	5,687,520	31,964	2.28%	5,906,577	36,565	2.46%
Time deposits	2,409,136	21,557	3.63%	2,401,447	22,545	3.72%
Federal funds purchased and repurchase agreements	160,822	896	2.26%	162,391	970	2.37%
Borrowings(iv)	391,965	4,594	4.75%	278,050	3,647	5.20%
Total interest-bearing liabilities	11,773,511	$71,516	2.46%	11,955,943	$77,536	2.57%
Noninterest-bearing deposits	3,536,830			3,636,001
Other liabilities	279,607			248,499
Stockholders’ equity	2,470,272			2,468,807
Total liabilities and stockholders’ equity	$18,060,220			$18,309,250

Net interest margin(i)(v)		$154,846	3.77%		$158,418	3.71%
___________________________________________
(i)On a tax-equivalent basis and assuming a federal income tax rate of 21.0%.
(ii)Investment securities include debt securities available for sale, debt securities held to maturity, and equity securities.
(iii)Non-accrual loans have been included in average portfolio loans.
(iv)Includes, as applicable, short-term borrowings, long-term borrowings, subordinated notes, and junior subordinated debt owed to unconsolidated trusts.
(v)For a reconciliation of non-GAAP measures, see “Non-GAAP Financial Information.”
(vi)Annualized.
Net interest income decreased by $3.6 million in the first quarter of 2026, compared to the fourth quarter of 2025, primarily resulting from two fewer calendar days in the first quarter of 2026 compared to the fourth quarter of 2025. Deposit funding cost reduction during the quarter of 10 basis points represents a 37% beta relative to the quarterly move in the fed funds target average rate.
First Busey Corporation (BUSE) | 2026 Q1 — 3

Based on our most recent Asset Liability Management Committee model, a -100 basis point parallel rate shock is expected to decrease net interest income by 1.3% (relative to a current base rate scenario) over the subsequent twelve-month period. Busey continues to evaluate and execute off-balance sheet hedging and balance sheet strategies as well as embedding rate protection in our asset originations to provide consistent and predicable net interest income performance across different interest rate environments. Deposit balances remained largely stable outside of seasonal public fund and business outflows that contributed to an overall $169.9 million, or 1.1%, decrease in the deposit base. Retail time deposit and savings specials have continued to provide stable funding flows allowing for only minimum utilization of wholesale funding during the quarter. At March 31, 2026, Busey Bank had $60.1 million of brokered funding, comprising 0.4% of total deposits. Total deposit cost of funds decreased from 1.91% during the fourth quarter of 2025 to 1.81% during the first quarter of 2026. Busey’s spot rate on total deposits costs increased by 1 basis point to 1.81% at March 31, 2026, compared to 1.80% at December 31, 2025.
Noninterest Income

	Three Months Ended
(dollars in thousands)	March 31, 2026	December 31, 2025	March 31, 2025
NONINTEREST INCOME
Wealth management fees	$19,370	$18,101	$17,364
Payment technology solutions	5,077	4,879	5,073
Treasury management services	4,826	4,726	3,017
Card services and ATM fees	4,646	4,660	3,709
Other service charges on deposit accounts	1,506	1,618	1,533
Mortgage revenue	438	803	329
Income on bank owned life insurance	1,616	1,783	1,446
Net securities gains (losses)	(940)	(667)	(15,768)
Other noninterest income	5,726	6,788	4,520
Total noninterest income	$42,265	$42,691	$21,223
Total noninterest income decreased by 1.0% compared to the fourth quarter of 2025 primarily due to declines in other noninterest income. Compared to the first quarter of 2025, total noninterest income increased by 99.1%, due in large part to the strategic balance sheet repositioning executed by Busey in the first quarter of 2025, resulting in a securities loss of $15.5 million. Additionally the first quarter of 2026 included a full quarter of income as a larger organization after the acquisition of CrossFirst, in contrast to the first quarter of 2025, which included only one month of income from CrossFirst following the acquisition, completed on March 1, 2025. Busey continues to benefit from its diverse set of product offerings.
Noteworthy changes in noninterest income during the quarter include:
•Wealth management fees increased by $1.3 million, or 7.0%, compared to the fourth quarter of 2025 primarily due to increases in trust fees and seasonal farm management fees. Busey’s Wealth Management division ended the first quarter of 2026 with $15.65 billion in assets under care, compared to $15.66 billion at the end of the fourth quarter of 2025 and $13.68 billion at the end of the first quarter of 2025. Busey’s portfolio management team continues to focus on long-term returns and managing risk in the face of volatile markets and has outperformed its blended benchmark4 over the last three and five years.
•Other noninterest income decreased by $1.1 million, or 15.6%, compared to the fourth quarter of 2025, primarily due to declines in income from swap origination fees, fluctuations in private equity investments, and declines in commercial loan servicing.
First Busey Corporation (BUSE) | 2026 Q1 — 4

Operating Efficiency

	Three Months Ended
(dollars in thousands)	March 31, 2026	December 31, 2025	March 31, 2025(i)
NONINTEREST EXPENSE
Salaries, wages, and employee benefits	$85,230	$68,995	$67,563
Data processing	9,864	9,871	9,575
Net occupancy expense of premises	7,652	7,877	5,799
Furniture and equipment expenses	2,177	2,200	1,744
Professional fees	3,239	3,491	9,511
Amortization of intangible assets	4,291	4,432	3,083
Interchange expense	1,116	1,218	1,343
FDIC insurance	2,451	2,655	2,167
Other noninterest expense	13,499	19,581	11,245
Total noninterest expense	$129,519	$120,320	$112,030
___________________________________________
(i)Beginning in the second quarter of 2025, Busey revised its presentation to reclassify the provision for unfunded commitments so that it is now included within the provision for credit losses; therefore, it is no longer included within other noninterest expense or total noninterest expense.
Total noninterest expense increased by 7.6% compared to the fourth quarter of 2025, due to increases in salaries, wages, and employee benefits, which were partially offset by decreases in other noninterest expense. Compared to the first quarter of 2025, total noninterest expense increased by 15.6%, with the increases primarily attributable to increased salaries, wages, and employee benefits and other noninterest expense, partially offset by declines in professional fees.
Adjusted noninterest expense,2 which excludes acquisition and restructuring expenses, was as follows:

	Three Months Ended
(dollars in thousands)	March 31, 2026	December 31, 2025	March 31, 2025
NONINTEREST EXPENSE WITH NON-GAAP ADJUSTMENTS
Salaries, wages, and employee benefits	$69,106	$64,968	$51,685
Data processing	9,784	9,577	7,273
Net occupancy expense of premises	7,652	7,873	5,799
Furniture and equipment expenses	2,177	2,200	1,744
Professional fees	3,120	3,360	2,217
Amortization of intangible assets	4,291	4,432	3,083
Interchange expense	1,116	1,218	1,343
FDIC insurance	2,451	2,655	2,167
Other noninterest expense	13,122	19,221	10,693
Adjusted noninterest expense (Non-GAAP)(i)	$112,819	$115,504	$86,004
___________________________________________
(i)Beginning in 2026, to better align with industry standards, Busey revised its calculation of adjusted noninterest expense, for all periods presented, to exclude any adjustment for amortization of intangible assets.
First Busey Corporation (BUSE) | 2026 Q1 — 5

Noteworthy changes in noninterest expense during the quarter include:
•Salaries, wages, and employee benefits expenses increased by $16.2 million, or 23.5%, compared to the fourth quarter of 2025. The quarter-over-quarter growth in this expense category was primarily driven by acquisition and restructuring charges, largely due to expenses recorded in connection with the execution on additional synergies related to the CrossFirst acquisition and the departure of Mr. Maddox.

Compared to the first quarter of 2025, salaries, wages, and employee benefits expenses increased by $17.7 million, or 26.1%, of which $0.2 million was attributable to increases in acquisition and restructuring expenses. Busey’s associate base and footprint broadened in connection with the CrossFirst acquisition, which was completed on March 1, 2025, affecting one month of the first quarter of 2025 and all three months of the first quarter of 2026.
•Other noninterest expense declined by $6.1 million, or 31.1%, compared to the fourth quarter of 2025, which had been elevated by the recognition of a $3.8 million operating loss tied to one relationship. Declines in marketing and business development, primarily due to timing, and a decline in loan expenses also contributed to the decrease in other noninterest expense during the first quarter of 2026.

Compared to the first quarter of 2025, other noninterest expense increased by $2.3 million, or 20.0%. Significant drivers of the increase included business development costs, software amortization, and loan expenses, impacted by the timing of the CrossFirst acquisition.
The efficiency ratio2 was 54.8% for the first quarter of 2026, compared to 55.0% for the fourth quarter of 2025, and 58.7% for the first quarter of 2025. As the business grows, Busey remains focused on prudently managing its expense base and operating efficiently.
First Busey Corporation (BUSE) | 2026 Q1 — 6

BALANCE SHEET STRENGTH
Busey’s financial strength is built on a long-term conservative operating approach. That focus has endured over time and will continue to guide us in the future.

CONDENSED CONSOLIDATED BALANCE SHEETS (unaudited)

	As of
(dollars in thousands)	March 31, 2026	December 31, 2025	March 31, 2025
ASSETS
Cash and cash equivalents	$288,462	$280,227	$1,185,653
Interest-bearing time deposits in other banks	13,725	13,825	14,639
Debt securities available for sale	2,215,267	2,162,548	2,273,874
Debt securities held to maturity	725,540	746,385	815,402
Equity securities	13,951	14,916	10,828
Loans held for sale	5,224	5,752	7,270
Portfolio loans	13,459,890	13,567,799	13,868,357
Allowance for credit losses	(169,054)	(174,023)	(195,210)
Restricted bank stock	81,722	77,006	53,518
Premises and equipment, net	193,322	193,444	182,003
Goodwill and other intangible assets, net	475,520	480,729	496,118
Other assets	733,053	736,128	751,800
Total assets	$18,036,622	$18,104,736	$19,464,252

LIABILITIES AND STOCKHOLDERS’ EQUITY
Liabilities
Total deposits	$14,736,060	$14,905,958	$16,459,470
Securities sold under agreements to repurchase	156,364	166,929	137,340
Borrowings	470,365	290,529	401,861
Other liabilities	260,811	272,338	285,975
Total liabilities	15,623,600	15,635,754	17,284,646

Stockholders’ equity
Retained earnings	359,162	336,707	249,484
Accumulated other comprehensive income (loss)	(135,553)	(124,473)	(172,810)
Other stockholders' equity(i)	2,189,413	2,256,748	2,102,932
Total stockholders’ equity	2,413,022	2,468,982	2,179,606
Total liabilities and stockholders’ equity	$18,036,622	$18,104,736	$19,464,252
___________________________________________
(i)Net balance of preferred stock ($0.001 par value), common stock ($0.001 par value), additional paid-in capital, and treasury stock.
First Busey Corporation (BUSE) | 2026 Q1 — 7

Portfolio Loans
Busey remains steadfast in its conservative approach to underwriting and disciplined approach to pricing. Busey’s loan portfolio was comprised of the following:

	As of
(dollars in thousands)	March 31, 2026	December 31, 2025	March 31, 2025
PORTFOLIO LOANS
Commercial loans:
Commercial and industrial and other commercial	$4,124,737	$4,229,208	$4,513,543
Commercial real estate	5,566,044	5,550,018	5,573,766
Real estate construction	1,052,505	1,039,289	1,051,179
Total commercial loans	10,743,286	10,818,515	11,138,488
Retail loans:
Retail real estate	2,119,621	2,154,616	2,245,705
Retail other	596,983	594,668	484,164
Total retail loans	2,716,604	2,749,284	2,729,869
Total portfolio loans	$13,459,890	$13,567,799	$13,868,357
CRE loans comprised 41.4% of Busey’s total loan portfolio as of March 31, 2026, and CRE properties were 25.9% owner occupied. Owner occupied commercial real estate is generally dependent on the performance of the borrowers’ businesses, whereas non-owner occupied commercial real estate is generally reliant on property cash flows generated by third-party tenants.

	As of
(dollars in thousands)	March 31, 2026	December 31, 2025	March 31, 2025
COMMERCIAL REAL ESTATE LOANS
Non-owner occupied commercial real estate	$4,125,785	$4,118,361	$4,123,772
Owner occupied commercial real estate	1,440,259	1,431,657	1,449,994
Total commercial real estate loans	$5,566,044	$5,550,018	$5,573,766
First Busey Corporation (BUSE) | 2026 Q1 — 8

Asset Quality
Asset quality continues to be strong. Busey maintains a well-diversified loan portfolio and, as a matter of policy and practice, limits concentration exposure in any particular loan segment.

	As of
(dollars in thousands)	March 31, 2026	December 31, 2025	March 31, 2025
Total assets	$18,036,622	$18,104,736	$19,464,252
Portfolio loans	13,459,890	13,567,799	13,868,357
Loans 30 – 89 days past due	17,465	16,475	18,554
Non-performing loans:
Non-accrual loans	45,799	51,198	48,647
Loans 90+ days past due and still accruing	812	2,288	6,077
Non-performing loans	46,611	53,486	54,724
Other non-performing assets	3,337	4,626	4,757
Non-performing assets	49,948	58,112	59,481
Substandard (excludes 90+ days past due)	166,467	116,402	131,078
Classified assets	$216,415	$174,514	$190,559

Allowance for credit losses	$169,054	$174,023	$195,210

RATIOS
Non-performing loans to portfolio loans	0.35%	0.39%	0.39%
Non-performing assets to total assets	0.28%	0.32%	0.31%
Non-performing assets to portfolio loans and other non-performing assets	0.37%	0.43%	0.43%
Allowance for credit losses to portfolio loans	1.26%	1.28%	1.41%
Coverage ratio of the allowance for credit losses to non-performing loans	3.63 x	3.25 x	3.57 x
Classified assets to Bank Tier 1 capital(i) and reserves	9.35%	7.51%	8.40%
___________________________________________
(i)Capital amounts for the first quarter of 2026 are not yet finalized and are subject to change.
Non-performing assets decreased by $8.2 million compared to December 31, 2025, and decreased by $9.5 million compared to March 31, 2025. Non-performing assets represented 0.28% of total assets as of March 31, 2026, a 4 basis point decrease from December 31, 2025, and a 3 basis point decrease from March 31, 2025.
Classified assets increased by $41.9 million compared to December 31, 2025, and increased by $25.9 million compared to March 31, 2025, as a few larger commercial credits that Busey has been monitoring shifted to substandard still accruing.
The allowance for credit losses was $169.1 million as of March 31, 2026, 3.63 times our non-performing loans balance and representing 1.26% of total portfolio loans.
First Busey Corporation (BUSE) | 2026 Q1 — 9

Busey’s net charge-offs and provision for credit losses were as follows:

	Three Months Ended
(dollars in thousands)	March 31, 2026	December 31, 2025	March 31, 2025(i, ii)
Net charge-offs	$7,362	$5,752	$31,429

Provision for loan losses	$2,393	$5,594	$42,452
Provision for unfunded commitments	665	(3,159)	3,141
Provision for credit losses	$3,058	$2,435	$45,593
___________________________________________
(i)Beginning in the second quarter of 2025, Busey revised its presentation, for all periods presented, to reclassify the provision for unfunded commitments so that it is now included within the provision for credit losses. For periods ending prior to June 30, 2025, amounts reported as provision for loan losses were previously reported as provision for credit losses.
(ii)The three months ended March 31, 2025, included $42.4 million to establish an initial allowance for loan losses for loans purchased without credit deterioration (“non-PCD” loans) and $3.1 million to establish an initial allowance for unfunded commitments following the close of the CrossFirst acquisition.
Net charge-offs increased by $1.6 million when compared to the fourth quarter of 2025, and decreased by $24.1 million when compared with the first quarter of 2025. Net charge-offs during the three months ended March 31, 2026, included $6.7 million related to PCD loans acquired in the CrossFirst acquisition, which were previously reserved for.
Deposits
Busey’s deposits were comprised of the following:

	As of
(dollars in thousands)	March 31, 2026	December 31, 2025	March 31, 2025
DEPOSITS
Noninterest-bearing deposits	$3,526,036	$3,659,421	$3,693,070
Interest-bearing transaction deposits	3,129,186	3,119,475	3,200,137
Savings deposits and money market deposits	5,714,697	5,697,172	6,475,187
Time deposits	2,366,141	2,429,890	3,091,076
Total deposits	$14,736,060	$14,905,958	$16,459,470
Core deposits2 accounted for 93.7% of total deposits as of March 31, 2026. The quality of our core deposit franchise is a critical value driver of our institution. In addition to the $3.53 billion of noninterest-bearing deposits, we also have $1.99 billion of interest-bearing non-maturity deposits that are priced at 1 basis point providing stable rate inelastic funding. Busey has ample on- and off-balance sheet liquidity to manage deposit fluctuations and the liquidity needs of our customers.
We have executed various deposit campaigns to attract term funding and savings accounts at a lower rate than our marginal cost of funds. New certificate of deposit production in the first quarter of 2026 had a weighted average term of 7.4 months at a rate of 3.28%, which was 39 basis points below our average marginal wholesale equivalent-term funding cost during the quarter.
Liquidity
As of March 31, 2026, Busey’s available sources of on- and off-balance sheet liquidity5 totaled $8.63 billion. Furthermore, Busey’s balance sheet liquidity profile continues to be aided by the cash flows expected from Busey’s relatively short-duration securities portfolio. Those cash flows were approximately $96.6 million in the first quarter of 2026. Cash flows from our securities portfolio are expected to be approximately $302.5 million for the remainder of 2026, with a current book yield of 3.21%.
First Busey Corporation (BUSE) | 2026 Q1 — 10

Capital Strength
The strength of our balance sheet is also reflected in our capital foundation. Our capital ratios remain strong, and as of March 31, 2026, our estimated regulatory capital ratios3 continued to provide a buffer of more than $800 million above minimum levels that would otherwise restrict dividends, equity repurchases, and discretionary bonus payments. The following table presents Busey’s capital estimates3 and tangible equity position:

	As of
(dollars in thousands, except per share amounts)	March 31, 2026	December 31, 2025	March 31, 2025
Common equity Tier 1 capital to risk weighted assets(i)	12.31%	12.43%	12.00%
Total capital to risk weighted assets(i)	15.87%	15.93%	14.88%
Tangible common equity(ii)	$1,722,305	$1,773,056	$1,675,738
Tangible common equity to tangible assets(ii)	9.81%	10.06%	8.83%
Tangible book value per common share(ii)	$20.14	$20.23	$18.62
___________________________________________
(i)Capital amounts and ratios as of March 31, 2026, are not yet finalized and are subject to change.
(ii)For a reconciliation of non-GAAP measures to the most directly comparable GAAP financial measures, see “Non-GAAP Financial Information.”
Dividends
Busey's strong capital levels, coupled with its earnings, have allowed it to provide a steady return to its stockholders through dividends. During the first quarter of 2026, Busey paid dividends of $0.26 per share on its outstanding shares of common stock, which represents a 4.0% increase from the previous quarterly dividend of $0.25 per share. Busey also paid dividends of $20.00 per share on its outstanding shares of Series A Non-Cumulative Perpetual Preferred Stock, which was issued in connection with the CrossFirst acquisition, and $0.515625 per share on its outstanding depositary shares, each representing a 1/40th interest in a share of Busey’s 8.25% Fixed-Rate Series B Non-Cumulative Perpetual Preferred Stock.
Share Repurchases
During the first quarter of 2026, under its stock repurchase plan, Busey purchased 2,617,400 shares of its common stock at a weighted average price of $25.07 per share for a total of $65.6 million (excluding excise taxes). As of March 31, 2026, Busey had 2,238,775 shares remaining available for repurchase under the plan.
FIRST QUARTER EARNINGS INVESTOR PRESENTATION
For additional information on Busey’s financial condition and operating results, please refer to our Q1 2026 Earnings Investor Presentation furnished via Form 8‑K on April 28, 2026, in connection with this earnings release.
CORPORATE PROFILE
As of March 31, 2026, First Busey Corporation (Nasdaq: BUSE) was an $18.04 billion financial holding company headquartered in Leawood, Kansas.
Busey Bank, a wholly-owned bank subsidiary of First Busey Corporation headquartered in Champaign, Illinois, had total assets of $18.01 billion as of March 31, 2026. Busey Bank currently has 80 banking centers, with 21 in central Illinois markets, 17 in suburban Chicago markets, 20 in the St. Louis Metropolitan Statistical Area, four in the Dallas-Fort Worth Metropolitan Statistical Area, three in the Kansas City Metropolitan Statistical Area, three in southwest Florida, three in Oklahoma, three in Colorado, three in Arizona, one in Indianapolis, Indiana, one in Wichita, Kansas, and one in Clayton, New Mexico. More information about Busey Bank can be found at busey.com.
Through Busey’s Wealth Management division, the Company provides a full range of asset management, investment, brokerage, fiduciary, philanthropic advisory, tax preparation, and farm management services to individuals, businesses, and foundations. Assets under care totaled $15.65 billion as of March 31, 2026. More information about Busey’s Wealth Management services can be found at busey.com/wealth-management.
First Busey Corporation (BUSE) | 2026 Q1 — 11

Busey Bank’s payment technology solutions specialize in the evolving financial technology needs of small and medium-sized businesses, highly regulated enterprise industries, and financial institutions. Busey provides comprehensive and innovative payment technology solutions, including online, mobile, and voice-recognition bill payments; money and data movement; merchant services; direct debit services; lockbox remittance processing for payments made by mail; and walk-in payments at retail agents. Additionally, Busey simplifies client workflows through integrations enabling support with billing, reconciliation, bill reminders, and treasury services.
Busey is honored to be consistently recognized as an outstanding financial services organization with an engaged culture of integrity and commitment to community development. Nationally, American Banker has named Busey a Best Bank to Work For since 2016 while Pensions and Investments has recognized Busey as a Best Place to Work in Money Management since 2018. At the local level, Busey is continually honored among the Best Places to Work in Illinois (since 2016), Best Companies to Work For in Florida (since 2017) and Best Places to Work in Indiana (since 2024).
First Busey Corporation (BUSE) | 2026 Q1 — 12

NON-GAAP FINANCIAL INFORMATION
This earnings release contains certain financial information determined by methods other than GAAP. Management uses these non-GAAP measures, together with the related GAAP measures, in analysis of Busey’s performance and in making business decisions, as well as for comparison to Busey’s peers. Busey believes the adjusted measures are useful for investors and management to understand the effects of certain non-core and non-recurring items and provide additional perspective on Busey’s performance over time.
The following tables present reconciliations between these non-GAAP measures and what management believes to be the most directly comparable GAAP financial measures.
These non-GAAP disclosures have inherent limitations and are not audited. They should not be considered in isolation or as a substitute for operating results reported in accordance with GAAP, nor are they necessarily comparable to non-GAAP performance measures that may be presented by other companies. Tax-effected numbers included in these non-GAAP disclosures are based on estimated statutory rates, estimated federal income tax rates, or effective tax rates, as noted in the tables below.
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES (Unaudited)

Calculation of Adjusted Net Income and Adjusted Diluted Earnings Per Common Share

		Three Months Ended
(dollars in thousands, except per share amounts)		March 31, 2026	December 31, 2025	March 31, 2025
Net income (loss) (GAAP)	[a]	$49,981	$60,750	$(29,990)
Day 2 provision for credit losses(i)		—	—	45,572
Other acquisition (income) expenses		5,244	4,859	26,026
Restructuring expenses		11,456	(43)	—
Net securities (gains) losses		940	667	15,768
Related tax benefit(ii)		(4,410)	(1,047)	(22,069)
Non-recurring deferred tax adjustment(iii)		—	—	4,591
Adjusted net income (Non-GAAP)	[b]	63,211	65,186	39,898
Preferred dividends	[c]	4,589	4,590	—
Adjusted net income available to common stockholders (Non-GAAP)	[d]	$58,622	$60,596	$39,898

Weighted average number of common shares outstanding, diluted (GAAP)	[e]	87,831,295	89,655,632	68,517,647
Diluted earnings (loss) per common share (GAAP)	[(a-c)÷e]	$0.52	$0.63	$(0.44)

Weighted average number of common shares outstanding, diluted (Non-GAAP)(iv)	[f]	87,831,295	89,655,632	69,502,717
Adjusted diluted earnings per common share (Non-GAAP)(iv)	[d÷f]	$0.67	$0.68	$0.57
___________________________________________
(i)The Day 2 provision represents the initial provision for credit losses recorded in connection with the CrossFirst acquisition to establish an allowance on non-PCD loans and unfunded commitments and is reflected within the provision for credit losses line on the Statements of Income.
(ii)Tax benefits were calculated using tax rates of 25.0%, 19.1%, and 25.3% for the three months ended March 31, 2026, December 31, 2025, and March 31, 2025, respectively.
(iii)A deferred valuation tax adjustment was recorded in the first quarter of 2025 in connection with the CrossFirst acquisition and the expansion of Busey’s footprint into new states. Deferred tax adjustments are reflected within the income taxes line on the Statements of Income.
(iv)Dilution includes shares that would have been dilutive if there had been net income during the period for March 31, 2025.
First Busey Corporation (BUSE) | 2026 Q1 — 13

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES (Unaudited)

Calculation of Return On Average Assets, Return On Average Tangible Common Equity, and Related Adjusted Return Measures

		Three Months Ended
(dollars in thousands)		March 31, 2026	December 31, 2025	March 31, 2025
Net income (loss) (GAAP)	[a]	$49,981	$60,750	$(29,990)
Amortization of intangible assets		4,291	4,432	3,083
Tax effect of amortization of intangible assets(i)		(1,073)	(1,121)	(779)
Preferred dividends		(4,589)	(4,590)	—
Tangible net income available to common stockholders (Non-GAAP)	[b]	$48,610	$59,471	$(27,686)

Adjusted net income (Non-GAAP)(ii)	[c]	$63,211	$65,186	$39,898
Amortization of intangible assets		4,291	4,432	3,083
Tax effect of amortization of intangible assets(i)		(1,073)	(1,121)	(779)
Preferred dividends		(4,589)	(4,590)	—
Adjusted tangible net income available to common stockholders (Non-GAAP)	[d]	$61,840	$63,907	$42,202

Average total assets	[e]	$18,060,220	$18,309,250	$14,831,298
Return on average assets (Non-GAAP)(iii)	[a÷e]	1.12%	1.32%	(0.82)%
Adjusted return on average assets (Non-GAAP)(iii)	[c÷e]	1.42%	1.41%	1.09%

Average common equity		$2,255,075	$2,253,609	$1,932,407
Average goodwill and other intangible assets, net		(478,885)	(483,640)	(411,020)
Average tangible common equity (Non-GAAP)	[f]	$1,776,190	$1,769,969	$1,521,387

Return on average tangible common equity (Non-GAAP)(iii, iv)	[b÷f]	11.10%	13.33%	(7.38)%
Adjusted return on average tangible common equity (Non-GAAP)(iii, iv)	[d÷f]	14.12%	14.32%	11.25%
___________________________________________
(i)Tax effects were calculated using income tax rates of 25.0%, 25.3%, and 25.3% for the three months ended March 31, 2026, December 31, 2025, and March 31, 2025, respectively.
(ii)A reconciliation is provided in the previous table.
(iii)Annualized measure.
(iv)Beginning in 2026, Busey revised, for all periods presented, its calculation of return on average tangible common equity and adjusted return on average tangible common equity to eliminate the effects of intangible asset amortization from the numerator of both calculations.
First Busey Corporation (BUSE) | 2026 Q1 — 14

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES (Unaudited)

Calculation of Net Interest Margin and Adjusted Net Interest Margin

		Three Months Ended
(dollars in thousands)		March 31, 2026	December 31, 2025	March 31, 2025
Net interest income (GAAP)		$153,969	$157,558	$103,731
Tax-equivalent adjustment(i)		877	860	537
Tax-equivalent net interest income (Non-GAAP)	[a]	154,846	158,418	104,268
Purchase accounting accretion related to business combinations		(5,394)	(5,200)	(2,728)
Adjusted net interest income (Non-GAAP)	[b]	$149,452	$153,218	$101,540

Average interest-earning assets (Non-GAAP)	[c]	$16,665,766	$16,941,000	$13,363,594

Net interest margin (Non-GAAP)(ii)	[a÷c]	3.77%	3.71%	3.16%
Adjusted net interest margin (Non-GAAP)(ii)	[b÷c]	3.64%	3.59%	3.08%
___________________________________________
(i)Tax-equivalent adjustments were calculated using an estimated federal income tax rate of 21%, applied to non-taxable interest income on investments and loans.
(ii)Annualized measure.

Calculation of Pre-Provision Net Revenue and Related Measures

		Three Months Ended
(dollars in thousands)		March 31, 2026	December 31, 2025	March 31, 2025
Net interest income (GAAP)		$153,969	$157,558	$103,731
Total noninterest income (GAAP)		42,265	42,691	21,223
Net security (gains) losses (GAAP)		940	667	15,768
Total noninterest expense (GAAP)(i)		(129,519)	(120,320)	(112,030)
Pre-provision net revenue (Non-GAAP)	[a]	67,655	80,596	28,692
Acquisition and restructuring (income) expenses, excluding initial provision expenses		16,700	4,816	26,026
Adjusted pre-provision net revenue (Non-GAAP)	[b]	$84,355	$85,412	$54,718

Average total assets	[c]	$18,060,220	$18,309,250	$14,831,298

Pre-provision net revenue to average total assets (Non-GAAP)(i, ii)	[a÷c]	1.52%	1.75%	0.78%
Adjusted pre-provision net revenue to average total assets (Non-GAAP)(ii)	[b÷c]	1.89%	1.85%	1.50%
___________________________________________
(i)Beginning in the second quarter of 2025, Busey revised its presentation, for all periods presented, to reclassify the provision for unfunded commitments out of total noninterest expense and into the provision for credit losses. This change affects all measures and ratios derived from total noninterest expense.
(ii)Annualized measure.
First Busey Corporation (BUSE) | 2026 Q1 — 15

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES (Unaudited)

Calculation of Efficiency Ratio

		Three Months Ended
(dollars in thousands)		March 31, 2026	December 31, 2025	March 31, 2025
Net interest income (GAAP)	[a]	$153,969	$157,558	$103,731
Tax-equivalent adjustment(i)		877	860	537
Tax-equivalent net interest income (Non-GAAP)	[b]	154,846	158,418	104,268

Total noninterest income (GAAP)		42,265	42,691	21,223
Net security (gains) losses		940	667	15,768
Adjusted noninterest income (Non-GAAP)	[c]	$43,205	$43,358	$36,991

Operating revenue (Non-GAAP)	[d = a+c]	$197,174	$200,916	$140,722
Tax-equivalent operating revenue (Non-GAAP)(ii)	[e = b+c]	198,051	201,776	141,259

Adjusted noninterest income to operating revenue (Non-GAAP)	[c÷d]	21.91%	21.58%	26.29%

Total noninterest expense (GAAP)(iii)		$129,519	$120,320	$112,030
Acquisition and restructuring expenses, excluding initial provision expenses		(16,700)	(4,816)	(26,026)
Adjusted noninterest expense (Non-GAAP)(iv)		112,819	115,504	86,004
Amortization of intangible assets		(4,291)	(4,432)	(3,083)
Adjusted noninterest expense excluding amortization of intangible assets (Non-GAAP)(iii, v)	[f]	$108,528	$111,072	$82,921

Efficiency ratio (Non-GAAP)(iii, vi)	[f÷e]	54.80%	55.05%	58.70%
___________________________________________
(i)Tax-equivalent adjustments were calculated using an estimated federal income tax rate of 21%, applied to non-taxable interest income on investments and loans.
(ii)Beginning in 2026, Busey changed the caption for this revenue measure, which was previously called “adjusted tax-equivalent revenue.” The calculation itself has not changed.
(iii)Beginning in the second quarter of 2025, Busey revised its presentation, for all periods presented, to reclassify the provision for unfunded commitments out of total noninterest expense and into the provision for credit losses. This change affects all measures and ratios derived from total noninterest expense.
(iv)Beginning in 2026, to better align with industry standards, Busey revised its calculation of adjusted noninterest expense, for all periods presented, to exclude any adjustment for amortization of intangible assets.
(v)Beginning in 2026, Busey changed the caption for the efficiency ratio numerator from “adjusted noninterest expense” to “adjusted noninterest expense excluding amortization of intangible assets.” The calculation itself has not changed.
(vi)Beginning in 2026, Busey now reports a single efficiency ratio, which was previously reported as the “Adjusted efficiency ratio.”
First Busey Corporation (BUSE) | 2026 Q1 — 16

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES (Unaudited)

Calculation of Tangible Common Equity, and Related Measures and Ratio

		As of
(dollars in thousands, except per share amounts)		March 31, 2026	December 31, 2025	March 31, 2025
Total assets (GAAP)		$18,036,622	$18,104,736	$19,464,252
Goodwill and other intangible assets, net		(475,520)	(480,729)	(496,118)
Tangible assets (Non-GAAP)(i)	[a]	$17,561,102	$17,624,007	$18,968,134

Total stockholders’ equity (GAAP)		$2,413,022	$2,468,982	$2,179,606
Preferred stock and additional paid in capital on preferred stock		(215,197)	(215,197)	(7,750)
Common equity	[b]	2,197,825	2,253,785	2,171,856
Goodwill and other intangible assets, net		(475,520)	(480,729)	(496,118)
Tangible common equity (Non-GAAP)(i)	[c]	$1,722,305	$1,773,056	$1,675,738

Tangible common equity to tangible assets (Non-GAAP)(i)	[c÷a]	9.81%	10.06%	8.83%

Ending number of common shares outstanding (GAAP)	[d]	85,507,160	87,624,430	90,008,178
Book value per common share (Non-GAAP)	[b÷d]	$25.70	$25.72	$24.13
Tangible book value per common share (Non-GAAP)	[c÷d]	$20.14	$20.23	$18.62
___________________________________________
(i)Beginning in 2025, Busey revised its calculation of tangible assets and tangible common equity, for all periods presented, to exclude any tax adjustment.

Calculation of Core Deposits and Related Ratio

		As of
(dollars in thousands)		March 31, 2026	December 31, 2025	March 31, 2025
Total deposits (GAAP)	[a]	$14,736,060	$14,905,958	$16,459,470
Brokered deposits, excluding brokered time deposits of $250,000 or more		(60,123)	(70,140)	(722,224)
Time deposits of $250,000 or more		(865,493)	(876,207)	(867,035)
Core deposits (Non-GAAP)	[b]	$13,810,444	$13,959,611	$14,870,211

Core deposits to total deposits (Non-GAAP)	[b÷a]	93.72%	93.65%	90.34%
First Busey Corporation (BUSE) | 2026 Q1 — 17

FORWARD-LOOKING STATEMENTS
This press release may contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, with respect to Busey’s financial condition, results of operations, plans, objectives, future performance, and business. Forward-looking statements, which may be based upon beliefs, expectations and assumptions of Busey’s management and on information currently available to management, are generally identifiable by the use of words such as “believe,” “expect,” “anticipate,” “plan,” “intend,” “estimate,” “may,” “will,” “would,” “could,” “should,” “position,” or other similar expressions. Additionally, all statements in this document, including forward-looking statements, speak only as of the date they are made, and Busey undertakes no obligation to update any statement in light of new information or future events.
A number of factors, many of which are beyond Busey’s ability to control or predict, could cause actual results to differ materially from those in any forward-looking statements. These factors include, among others, the following: (1) the strength of the local, state, national, and international economies and financial markets (including effects of inflationary pressures, the threat or implementation of tariffs, trade wars, and changes to immigration policy); (2) changes in, and the interpretation and prioritization of, local, state, and federal laws, regulations, and governmental policies (including those concerning Busey's general business); (3) the economic impact of any future terrorist threats or attacks, widespread disease or pandemics, military conflicts, acts of war or threats thereof, or other adverse external events that could cause economic deterioration or instability in credit markets (including the conflicts in the Middle East and Russia’s invasion of Ukraine); (4) unexpected results of acquisitions, including the acquisition of CrossFirst, which may include the failure to realize the anticipated benefits of the acquisitions and the possibility that the transaction and integration costs may be greater than anticipated; (5) the imposition of tariffs or other governmental policies impacting the value of products produced by Busey's commercial borrowers; (6) the impact of bank failures or adverse developments at other banks and related negative publicity about the banking industry, including investor and depositor sentiment regarding bank stability and liquidity; (7) new or revised accounting policies and practices as may be adopted by state and federal regulatory banking agencies, the Financial Accounting Standards Board, the Securities and Exchange Commission, or the Public Company Accounting Oversight Board; (8) changes in interest rates and prepayment rates of Busey’s assets (including the impact of sustained elevated interest rates); (9) increased competition in the financial services sector (including from non-bank competitors such as credit unions, digital asset service providers, private credit, and fintech companies) and the inability to attract new customers; (10) technological changes implemented by us and other parties, including our third-party vendors, which may have unforeseen consequences to us and our customers, including the development and implementation of tools incorporating artificial intelligence; (11) the loss of key executives or associates, talent shortages, and employee turnover; (12) unexpected outcomes and costs of existing or new litigation, investigations, or other legal proceedings, inquiries, and regulatory actions involving Busey (including with respect to Busey’s Illinois franchise taxes); (13) fluctuations in the value of securities held in Busey’s securities portfolio, including as a result of changes in interest rates; (14) credit risk and risk from concentrations (by type of borrower, geographic area, collateral, and industry), within Busey's loan portfolio and large loans to certain borrowers (including commercial real estate loans); (15) the concentration of large deposits from certain clients who have balances above current Federal Deposit Insurance Corporation insurance limits and may withdraw deposits to diversify their exposure; (16) the level of non-performing assets on Busey’s balance sheets; (17) interruptions involving information technology and communications systems or third-party servicers; (18) breaches or failures of information security controls or cybersecurity-related incidents; (19) the economic impact on Busey and its customers of climate change, natural disasters, and exceptional weather occurrences such as tornadoes, hurricanes, floods, blizzards, and droughts; (20) the ability to successfully manage liquidity risk, which may increase dependence on non-core funding sources such as brokered deposits, and may negatively impact Busey's cost of funds; (21) the ability to maintain an adequate level of allowance for credit losses on loans; (22) the effectiveness of Busey’s risk management framework; and (23) the ability of Busey to manage the risks associated with the foregoing. These risks and uncertainties should be considered in evaluating forward-looking statements and undue reliance should not be placed on such statements.
Additional information concerning Busey and its business, including additional factors that could materially affect Busey’s financial results, is included in Busey’s filings with the Securities and Exchange Commission.
First Busey Corporation (BUSE) | 2026 Q1 — 18

END NOTES

1	Annualized measure.
2
Represents a non-GAAP financial measure. For a reconciliation to the most directly comparable financial measure calculated and presented in accordance with Generally Accepted Accounting Principles (“GAAP”), see "Non-GAAP Financial Information.”

3	Capital amounts and ratios as of March 31, 2026, are not yet finalized and are subject to change.
4	The blended benchmark consists of 60% MSCI All Country World Index and 40% Bloomberg Intermediate US Government/Credit Total Return Index.
5	On- and off-balance sheet liquidity is comprised of cash and cash equivalents, debt securities excluding those pledged as collateral, brokered deposits, and Busey’s borrowing capacity through its revolving credit facility, the FHLB, the Federal Reserve Bank, and federal funds purchased lines.
First Busey Corporation (BUSE) | 2026 Q1 — 19

FIRST BUSEY CORPORATION
11440 Tomahawk Creek Parkway, Leawood, KS 66211
NASDAQ: BUSE
Busey 2026 | All Rights Reserved

100 West University Avenue, Champaign, IL 61820

Member FDIC	busey.com